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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated October 29, 1999, in the Registration Statement (Form S-3) and related Prospectus of Integrated Silicon Solution, Inc. for the registration of 3,795,000 shares of its common stock.

     We also consent to the incorporation by reference therein of our report dated October 29, 1999 with respect to the financial statements and the financial statement schedule of Integrated Silicon Solution, Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 1999 filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

San Jose, California
January 31, 2000